Exhibit 3.1

TENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
FEMASYS INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Femasys Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.        That the name of this corporation is Femasys Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on February 19, 2004.

2.        That an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 31, 2005, a Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 29, 2006, a Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 20, 2008, a Fourth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on May 29, 2009, a Fifth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on January 22, 2010, a Sixth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on August 31, 2011, a Seventh Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on April 16, 2015, an Eighth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on June 6, 2016 and a Ninth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on December 14, 2016.

3.        That the Board of Directors (the “Board”) duly adopted resolutions proposing to amend and restate the Ninth Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Ninth Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is Femasys Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 850 New Burton Road, Suite 201, in the City of Dover, County of Kent, 19904. The name of the registered agent of the Corporation in the State of Delaware at such address is National Corporate Research, Ltd.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 169,000,000 $0.001 par value per share, of which 95,853,558 are designated common stock (“Common Stock”) and 73,146,442 are designated preferred stock (“Preferred Stock”). The Preferred Stock is composed of (i) 4,580,000 shares of Series A-1 Preferred Stock (“Series A-1 Preferred Stock”), (ii) 1,342,509 shares of Series A-2 Preferred Stock (“Series A-2 Preferred Stock”), (iii) 1,060,697 shares of Series A-3 Preferred Stock (the “Series A-3 Preferred Stock”), (iv) 2,242,403 shares of Series A-4 Preferred Stock (the “Series A-4 Preferred Stock”), (v) 3,000,000 shares of Series A-5 Preferred Stock (the “Series A-5 Preferred Stock”), (vi) 2,800,000 shares of Series A-6 Preferred Stock (the “Series A-6 Preferred Stock”), (vii) 2,285,000 shares of Series A-7 Preferred Stock, $0.001 par value per share (the “Series A-7 Preferred Stock”, and together with the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock and Series A-6 Preferred Stock, the “Series A Preferred Stock”), (viii) 13,344,349 shares of Series B Preferred Stock (the “Series B Preferred Stock”) and (ix) 42,491,484 shares of Series C Preferred Stock (the “Series C Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation. Unless otherwise indicated, references to “Sections” in this Article refer to sections of this Article Fourth.

A.       COMMON STOCK.

1.        General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock (together, the “Preferred Stock”) set forth herein and as may be designated by resolution of the Board with respect to any series of Preferred Stock as authorized herein.

2.        Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the General Corporation Law. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding or reserved for issuance hereunder) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B.       PREFERRED STOCK.

Preferred Stock may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or by the terms of any series of Preferred Stock.

C.       SERIES A, SERIES B AND SERIES C PREFERRED STOCK.

Four million five hundred eighty thousand (4,580,000) shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A-1 Preferred Stock,” all of which are issued and outstanding; 1,342,509 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A-2 Preferred Stock,” all of which are issued and outstanding; 1,060,697 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A-3 Preferred Stock,” all of which are issued and outstanding; 2,242,403 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A-4 Preferred Stock,” all of which are issued and outstanding; 3,000,000 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A-5 Preferred Stock,” all of which are issued and outstanding; 2,800,000 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A-6 Preferred Stock,” all of which are issued and outstanding; 2,285,000 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A-7 Preferred Stock,” 2,185,000 of which are issued and outstanding; 13,344,349 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock,” all of which are issued and outstanding; and 42,491,484 shares of authorized Preferred Stock of the Corporation are hereby designated “Series C Preferred Stock, 38,680,145 of which are issued and outstanding, in each case with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. The Series B Preferred Stock and the Series C Preferred Stock are hereinafter referred to together as the “Senior Preferred Stock.”

1.        Dividends.

(a)       Series C Preferred Dividend Rights. Holders of Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board, but only out of funds that are legally available therefor, cash dividends at the rate of 8% of the Series C Original Issue Price (as defined below) per annum (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (the “Preferred C Dividends”). Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative. The “Series C Original Issue Price” shall mean $1.0495 per share, as adjusted for any stock dividend, stock split, combination or other similar recapitalization affecting such shares. So long as any shares of the Series C Preferred Stock are outstanding, the Corporation shall not declare, pay or set aside any dividends on any shares of Series B Preferred Stock, Series A Preferred Stock, Common Stock or any other shares of capital stock of the Corporation unless the holders of the Series C Preferred Stock then outstanding shall first receive a dividend on each outstanding share of Series C Preferred Stock in accordance with this Section 1(a). The Series C Preferred Stock also shall be entitled to receive any non-cash dividends declared by the Board based on the number of shares of Common Stock into which the Series C Preferred Stock is then convertible (other than dividends payable in Common Stock for which adjustment is otherwise made to the then-applicable conversion rate of the Series C Preferred Stock).

(b)       Series B Preferred Dividend Rights. Holders of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board, but only out of funds that are legally available therefor, cash dividends at the rate of 8% of the Series B Original Issue Price (as defined below) per annum (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (the “Preferred B Dividends” and, together with the Preferred C Dividends, the “Senior Dividends”). Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative. The “Series B Original Issue Price” shall mean $0.8055 per share, as adjusted for any stock dividend, stock split, combination or other similar recapitalization affecting such shares. So long as any shares of the Series B Preferred Stock are outstanding, the Corporation shall not declare, pay or set aside any dividends on any shares of Series A Preferred Stock, Common Stock or any other shares of capital stock of the Corporation other than as described in Section 1(a) above unless the holders of the Series B Preferred Stock then outstanding shall first receive a dividend on each outstanding share of Series B Preferred Stock in accordance with this Section 1(b). The Series B Preferred Stock also shall be entitled to receive any non-cash dividends declared by the Board based on the number of shares of Common Stock into which the Series B Preferred Stock is then convertible (other than dividends payable in Common Stock for which adjustment is otherwise made to the then-applicable conversion rate of the Series B Preferred Stock).

(c)       Series A Preferred Dividend Rights. Holders of Series A-1 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock, Series A-6 Preferred Stock and Series A-7 Preferred Stock (the “Junior Preferred Stock”), shall be entitled to receive, when, as and if declared by the Board, but only out of funds that are legally available therefor, cash dividends at the rate of $.025 per share, $.050 per share, $.050 per share, $.050 per share, and $.050 per share respectively, per annum (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (the “Series A Dividends”). Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative. So long as any shares of the Series C Preferred Stock and Series B Preferred Stock are outstanding, the Corporation shall not declare, pay or set aside any dividends on the Junior Preferred Stock unless (i) all Senior Dividends have first been paid or declared and set apart and (ii) such dividends have been approved by the holders of a majority of the outstanding shares of the Series C Preferred Stock and Series B Preferred Stock voting together as a single class (the “Required Senior Preferred Stockholder Vote”).

(d)      Other Dividends. The Corporation shall not declare, pay or set aside any dividends on the Common Stock of the Corporation unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) (i) all Senior Dividends have first been paid or declared and set apart, and (ii) the Series A-1 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock, and Series A-6 Preferred Stock then outstanding shall first receive (and then after such payments have been fully received, the holders of the Series A-7 Preferred Stock shall receive), a dividend on each outstanding share of Junior Preferred Stock in accordance with Section 1(c) above and (iii) such dividends have been approved by the Required Senior Preferred Stockholder Vote.

2.        Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

(a)       Preferential Payments to Holders of Series C Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event (as defined below), the holders of shares of the Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets legally available for distribution to its stockholders before any payment shall be made to the holders of shares of Series B Preferred Stock, Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the Series C Original Issue Price, plus all declared but unpaid dividends thereon (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (the “Series C Preference”). If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Preferred Stock the full amount to which they shall be entitled under this Section 2(a), the holders of shares of Series C Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b)       Preferential Payments to Holders of Series B Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event, after the payment in full of the Series C Preference as set forth in Section 2(a), the holders of shares of the Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets legally available for distribution to its stockholders before any payment shall be made to the holders of shares of Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the Series B Original Issue Price, plus all declared but unpaid dividends thereon (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (the “Series B Preference” and, together with the Series C Preference, the “Senior Preference”). If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled under this Section 2(b), the holders of shares of Series B Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(c)       Preferential Payments to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event, after the payment in full of the Senior Preference as set forth in Sections 2(a) and 2(b) above, the holders of shares of the Junior Preferred Stock then outstanding shall be entitled to be paid out of the assets legally available for distribution to its stockholders (with the holders of the Series A-7 Preferred Stock being paid only after the holders of shares of the Series A-1 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock, and Series A-6 Preferred Stock have received the full preference provided for herein), before any payment shall be made to the holders of the Series A-2 Preferred Stock, Series A-3 Preferred Stock, or Common Stock or any other class or series of stock ranking on liquidation junior to the Junior Preferred Stock by reason of their ownership thereof, and the holders of shares of the Series A-2 Preferred Stock, Series A-3 Preferred Stock then outstanding shall be entitled to be paid out of the assets legally available for distribution to its stockholders, before any payment shall be made to the holders of the Common Stock or any other class or series of stock ranking on liquidation junior to the Series A-2 Preferred Stock or Series A-3 Preferred Stock by reason of their ownership thereof: (i) in the case of the Series A-1 Preferred Stock, an amount equal to $0.50 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares); (ii) in the case of the Series A-2 Preferred Stock, an amount equal to $0.40 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares); (iii) in the case of the Series A-3 Preferred Stock, an amount equal to $0.45 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares); (iv) in the case of the Series A-4 Preferred Stock, an amount equal to $1.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares); (v) in the case of the Series A-5 Preferred Stock, an amount equal to $1.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares); (vi) in the case of the Series A-6 Preferred Stock, an amount equal to $1.25 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) and (vii) in the case of the Series A-7 Preferred Stock, an amount equal to $2.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (together, the “Series A Preference”). If upon any such liquidation, dissolution or winding up of the Corporation, the remaining assets available for distribution to its stockholders shall be insufficient to pay the Series A Preference in full, the holders of shares of Junior Preferred Stock shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full (with the holders of the Series A-7 Preferred Stock being paid only after the holders of shares of the Series A-1 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock, and Series A-6 Preferred Stock have received the full preference provided for herein), and once all such preferences of the Junior Preferred Stock have been paid, if assets are remaining, the holders of shares of the Series A-2 Preferred Stock and Series A-3 Preferred Stock shall receive a distribution of the remaining assets available for distribution up to the full amount to which they shall be entitled. Notwithstanding anything in this Section 2(c) or any other provision in this Certificate of Incorporation to the contrary, the aggregate amount of Series A Preference shall not exceed $15,402,403.

(d)       Distribution of Remaining Assets. After the payment of all preferential amounts required to be paid as set forth in Section 2(a), Section 2(b) and Section 2(c) above, the remaining assets available for distribution to the Corporation’s stockholders shall be distributed among the holders of the shares of Common Stock, pro rata based on the number of shares held by each such holder.

(e)       Deemed Liquidation Events.

(i)        The following events shall be deemed to be a liquidation of the Corporation for purposes of this Section 2 (a “Deemed Liquidation Event”), unless the majority of the Preferred Stock, voting together as a single class (the “Required Preferred Stockholder Vote”) elect otherwise, by written notice given to the Corporation at least 30 days prior to the effective date of any such event:

(A)      a merger or consolidation in which

(I)	the Corporation is a constituent party, or

(II)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted or exchanged for shares of capital stock which represent, immediately following such merger or consolidation at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Section 2(e)(i), all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged);

(B)      the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation, of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer or other disposition is to a wholly owned subsidiary of the Corporation; or

(C)      the exclusive licensing of substantially all of the Corporation’s intellectual property, except where such licensing is to a wholly owned subsidiary of the Corporation.

(ii)       The Corporation shall not have the power to effect any transaction constituting a Deemed Liquidation Event pursuant to Section 2(e)(i)(A)(I) above unless the agreement or plan of merger or consolidation provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2(a)-(d) above.

(iii)      In the event of a Deemed Liquidation Event pursuant to Sections 2(e)(i)(A)(II) or (B) above, if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 60 days after such Deemed Liquidation Event, then (X) the Corporation shall deliver a written notice to the holders of the Preferred Stock no later than the 60th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (Y) to require the redemption of such shares of Preferred Stock (the “Liquidation Notice”), and (Y) if the Required Senior Preferred Stockholder Vote so requests in a written instrument delivered to the Corporation not later than 75 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board) (the “Net Proceeds”) to redeem, to the extent legally available therefor, on the 90th day after such Deemed Liquidation Event (the “Liquidation Redemption Date”), all outstanding shares of the Preferred Stock in accordance with Sections 2(a)-(c) above. In the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all outstanding shares of Series C Preferred Stock, or if the Corporation does not have sufficient lawfully available funds to effect such redemption, the Corporation shall redeem a pro rata portion of each holder’s shares of Series C Preferred Stock on a pari passu basis, to the fullest extent of the lesser of such Net Proceeds or such lawfully available funds, as the case may be. In the event that there are funds remaining after payment in full of the Series C Preference, but such funds are not sufficient to redeem all outstanding shares of Series B Preferred Stock, or if the Corporation does not have sufficient lawfully available funds to effect such redemption of the Series B Preferred Stock, in each case after giving effect to the Series C Preference, the Corporation shall redeem, a pro rata portion of each holder’s shares of Series B Preferred Stock, on a pari passu basis, to the fullest extent of such Net Proceeds or such lawfully available funds, as the case may be, and, where such redemption is limited by the amount of lawfully available funds, the Corporation shall redeem the remaining shares of Series B Preferred Stock. In the event that there are funds remaining after payment in full of the Senior Preference, but such funds are not sufficient to redeem all outstanding shares of Series A Preferred Stock, or if the Corporation does not have sufficient lawfully available funds to effect such redemption of the Series A Preferred Stock, in each case after giving effect to the Senior Preference, the Corporation shall redeem, a pro rata portion of each holder’s shares of Series A-1 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock, and Series A-6 Preferred Stock, on a pari passu basis, to the fullest extent of such Net Proceeds or such lawfully available funds, as the case may be, and, where such redemption is limited by the amount of lawfully available funds, the Corporation shall redeem the remaining shares of Series A-1 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock, Series A-6 Preferred Stock, and, after such shares of Series A Preferred Stock have been redeemed in full, the shares of Series A-7 Preferred Stock, to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. Prior to the distribution or redemption provided for in this Section 2(e)(iii), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in the ordinary course of business.

(A)      Liquidation Notice. Each Liquidation Notice shall state:

(I)	the number of shares of Preferred Stock held by the holder that the Corporation shall redeem on the Liquidation Redemption Date;

(II)	the Liquidation Redemption Date and the Liquidation Price;

(III)	that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

(B)         Surrender of Certificates; Payment. If the Corporation receives the written instruments described in Section 2(e)(iii)(Y) above, on or before the Liquidation Redemption Date, each holder of shares of Preferred Stock to be redeemed, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4 hereof, shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Liquidation Notice, and thereupon the Liquidation Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder.

(C)         Rights Subsequent to Liquidation. If the Liquidation Notice shall have been duly given, and if on the Liquidation Redemption Date the Liquidation Price payable upon redemption of the shares of Preferred Stock to be redeemed on such Liquidation Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, all rights with respect to such shares shall forthwith after the Liquidation Redemption Date terminate, except only the right of the holders to receive the Liquidation Price without interest upon surrender of their certificate or certificates therefor.

(D)         Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock which are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

(iv)         The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board.

3.            Voting.

(a)          On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by other provisions hereof, holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall vote together with the holders of Common Stock as a single class.

(b)       The Board shall consist of a maximum of seven (7) directors. The holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect one director of the Corporation (the “Series A Director”). The holders of record of the shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect one director of the Corporation (the “Series B Director”). The holders of record of the shares of Series C Preferred Stock, exclusively and as a separate class, shall be entitled to elect two directors of the Corporation (the “Series C Directors”). The holders of record of the shares of Common Stock, exclusively and as a separate class and not on an as converted basis, shall be entitled to elect one director of the Corporation (the “Common Director”), which individual shall be the chief executive officer of the Company. The remaining two directors of the Corporation shall be designated by the majority vote of the remaining directors elected pursuant to this Certificate of Incorporation, and elected by the Preferred Stock, and Common Stock, voting together exclusively and as a separate class. Any director elected as provided in this Section 3(b) may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of the stockholders. If the holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill the directorships for which they are entitled to elect directors, voting exclusively and as a separate class, then any directorship not so filled shall remain vacant until such time as the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. A vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Section 3(b). The rights of the holders of the Series A Preferred Stock under the second sentence of this Section 3(b) shall terminate on the first date on which there are issued and outstanding less than 3,442,122 shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any dividend, stock split, combination or other similar recapitalization affecting such shares). The rights of the holders of the Series B Preferred Stock under the third sentence of this Section 3(b) shall terminate on the first date on which there are issued and outstanding less than 2,668,870 shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any dividend, stock split, combination or other similar recapitalization affecting such shares). The rights of the holders of the Series C Preferred Stock under the fourth sentence of this Section 3(b) shall terminate on the first date on which there are issued and outstanding less than 8,498,297 shares of Series C Preferred Stock (subject to appropriate adjustment in the event of any dividend, stock split, combination or other similar recapitalization affecting such shares), The rights of the holders of the Common Stock under the fifth sentence of this Section 3(b) shall terminate when the rights of the holders of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock terminate as provided herein.

(c)       In addition to any other vote required by law or the Certificate of Incorporation, without the written consent or affirmative vote of the Board and of the Required Preferred Stockholder Vote, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise take any action set forth below:

(i)        increase or decrease the number of authorized shares of any series of Preferred Stock;

(ii)       create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series C Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption;

(iii)      liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any Deemed Liquidation Event, or consent to any of the foregoing;

(iv)      amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Preferred Stock, or alter, change or take any other action to affect adversely the priorities of, or amounts payable in request of, the Preferred Stock upon a liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event;

(v)       purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock; (iii) acquisitions of Preferred Stock or Common Stock in exercise of the Corporation’s right of first refusal or other contractual rights to repurchase such shares and (iv) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof;

(d)      So long as (i) 2,668,870 or more shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any dividend, stock split, combination or other similar recapitalization affecting such shares) remain outstanding and (ii) 8,498,297 or more shares of Series C Preferred Stock (subject to appropriate adjustment in the event of any dividend, stock split, combination or other similar recapitalization affecting such shares) remain outstanding, in addition to any other vote required by law or the Certificate of Incorporation, without the written consent or affirmative vote of the Board and of the Required Senior Preferred Stockholder Vote, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise take any action set forth below:

(i)        amend or change the rights, preferences, privileges, powers or restrictions applicable to either series of Senior Preferred Stock;

(ii)       (A) reclassify, alter or amend any existing security of the Corporation that is pari passu with either series of Senior Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to either series of the Senior Preferred Stock in respect of any such right, preference or privilege, or (B) reclassify, alter or amend any existing security of the Corporation that is junior to the Senior Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with either series of the Senior Preferred Stock in respect of any such right, preference or privilege; or

(iii)      amend, alter or repeal any provision of this Certificate of Incorporation or the Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of either series of Senior Preferred Stock different from the manner in which it affects any other series of Preferred Stock; or

(iv)      purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock; (iii) acquisitions of Preferred Stock or Common Stock in exercise of the Corporation’s right of first refusal or other contractual rights to repurchase such shares and (iv) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof;

(e)       Notwithstanding the foregoing, so long as 8,498,297 or more shares of Series C Preferred Stock (subject to appropriate adjustment in the event of any dividend, stock split, combination or other similar recapitalization affecting such shares) remain outstanding, in addition to any other vote required by law or the Certificate of Incorporation, without the written consent or affirmative vote of the majority of the Board, including the affirmative vote of the holders of the majority of the Series C Preferred Stock, given in writing or by vote at a meeting, the Corporation shall not amend or change the rights, preferences, privileges, powers or restrictions applicable to the Series C Preferred Stock in a manner adverse to the holders of the Series C Preferred Stock.

(f)       Notwithstanding the foregoing, so long as 2,668,870 or more shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any dividend, stock split, combination or other similar recapitalization affecting such shares) remain outstanding, in addition to any other vote required by law or the Certificate of Incorporation, without the written consent or affirmative vote of the majority of the Board, including the affirmative vote of the holders of the majority of the Series B Preferred Stock, given in writing or by vote at a meeting, the Corporation shall not amend or change the rights, preferences, privileges, powers or restrictions applicable to the Series B Preferred Stock in a manner adverse to the holders of the Series B Preferred Stock.

(g)       Notwithstanding the foregoing, so long as 3,442,122 or more shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any dividend, stock split, combination or other similar recapitalization affecting such shares) remain outstanding, in addition to any other vote required by law or the Certificate of Incorporation, without the written consent or affirmative vote of the majority of the Board, including the affirmative vote of the holders of the majority of the Series A Preferred Stock, given in writing or by vote at a meeting, the Corporation shall not amend or change the rights, preferences, privileges, powers or restrictions applicable to the Series A Preferred Stock in a manner adverse to the holders of the Series A Preferred Stock.

4.        Optional Conversion.

The holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)       Right to Convert. Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series C Original Issue Price plus declared and unpaid Preferred C Dividends by the Preferred Series C Conversion Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares). The “Preferred Series C Conversion Price” shall initially be equal to $1.0495.

Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series B Original Issue Price plus declared and unpaid Preferred B Dividends by the Preferred Series B Conversion Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares). The “Preferred Series B Conversion Price” shall initially be equal to $0.8055.

Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Original Issue Price (as defined below) plus declared and unpaid Series A Dividends, by the Preferred Series A Conversion Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares). The “Series A Original Issue Price” shall mean, $0.50, with respect to the Series A-1 Preferred Stock, $0.40, with respect to the Series A-2 Preferred Stock, $0.45, with respect to the Series A-3 Preferred Stock, $0.8055 with respect to the Series A-4 Preferred Stock, $0.8055 with respect to the Series A-5 Preferred Stock, $0.8055 with respect to the Series A-6 Preferred Stock or $0.8055 with respect to the Series A-7 Preferred Stock. The “Preferred Series A Conversion Price” shall initially be equal to $0.50, with respect to the Series A-1 Preferred Stock, $0.40, with respect to the Series A-2 Preferred Stock, $0.45, with respect to the Series A-3 Preferred Stock, $0.8055 with respect to the Series A-4 Preferred Stock, $0.8055 with respect to the Series A-5 Preferred Stock, $0.8055 with respect to the Series A-6 Preferred Stock, or $0.8055 with respect to the Series A-7 Preferred Stock.

In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

(b)          Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board.

(c)          Mechanics of Conversion.

(i)           In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent of such certificates (or lost certificate affidavit and agreement) and notice (or by the Corporation if the Corporation serves as its own transfer agent) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver at such office to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(ii)       The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Preferred Series A Conversion Price, the Preferred Series B Conversion Price or the Preferred Series C Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such affected adjusted Preferred Series A Conversion Price, Preferred Series B Conversion Price or Preferred Series C Conversion Price.

(iii)      All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and shall not be reissued as shares of such series, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock accordingly.

(iv)         The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(d)          Adjustments to Conversion Price for Diluting Issues.

(i)           Special Definitions. For purposes of this Section 4, the following definitions shall apply:

(A)         “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(B)      “Original Issue Date” shall mean the date on which the first share of Series C Preferred Stock was issued.

(C)      “Conversion Price” shall mean, in the case of the Series A Preferred Stock, the applicable Preferred Series A Conversion Price, (ii) in the case of the Series B Preferred Stock, the Preferred Series B Conversion Price, and (iii) in the case of the Series C Preferred Stock, the Preferred Series C Conversion Price.

(D)      “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(E)      “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4(d)(iii) below, deemed to be issued) by the Corporation after Original Issue Date; other than the following (“Exempted Securities”):

(I)	securities issued or issuable upon the conversion of any Preferred Stock or as a dividend or distribution on the Preferred Stock;

(II)

shares of Common Stock (or options to purchase such Common Stock) issued or issuable to employees or directors of, or consultants to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board;

(III)

shares of Common Stock issued or issuable to banks or other financial institutions, or to equipment lessors or real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board;

(IV)

shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security.

(V)	securities issued in connection with the acquisition by the Company of another business entity or majority ownership thereof approved by the Board.

(VI)	shares of Common Stock or Preferred Stock issuable upon exercise of warrants outstanding as of the date hereof;

(VII)	shares of Common Stock or Preferred Stock issued or issuable by reason of a stock split, dividend, distribution, recapitalization or similar event covered by Section 4(e) or 4(f) below;

(VIII)

securities issued in connection with a strategic partnering or investment arrangement and/or the acquisition or licensing of technology or intellectual property by the Corporation approved by the Board; or

(IX)	shares of Common Stock issued in connection with a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended.

(ii)       No Adjustment of Conversion Price. No adjustment in a Conversion Price shall be made as the result of the issuance of Additional Shares of Common Stock if: (a) the consideration per share (determined pursuant to Section 4(d)(v)) for such Additional Shares of Common Stock issued or deemed to be issued by the Corporation is equal to or greater than the applicable Preferred Series A Conversion Price, Preferred Series B Conversion Price or Preferred Series C Conversion Price, as the case may be, in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Common Stock, or (b) prior to such issuance or deemed issuance, the Corporation receives written notice, in the case of a potential adjustment to any class of Series A Preferred Stock from the holders of at least 50% of the then outstanding shares of Series A Preferred Stock, in the case of a potential adjustment to any class of Series B Preferred Stock from the holders of at least 50% of the then outstanding shares of Series B Preferred Stock or in the case of a potential adjustment to any class of Series C Preferred Stock from the holders of at least 50% of the then outstanding shares of Series C Preferred Stock or, agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(iii)      Deemed Issue of Additional Shares of Common Stock.

(A)      If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B)      If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to a Conversion Price pursuant to the terms of Section 4(d)(iv) below, are revised (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no adjustment pursuant to this clause (B) shall have the effect of increasing a Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(C)      If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to a Conversion Price pursuant to the terms of Section 4(d)(iv) below (either because the consideration per share (determined pursuant to Section 4(d)(v) below) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Preferred Series C Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 4(d)(iii)(A) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective. If the change in such Option or Convertible Security causes an adjustment pursuant to this provision and such Option or Convertible Security is then further changed as a result of the adjustments made pursuant to this provision, no further adjustment shall be made hereunder as a result of the further automatic change in such Option or Convertible Security.

(D)      Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Section 4(d)(iv) below, such Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security never been issued.

(iv)      Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(d)(iii) above), without consideration or for a consideration per share less than the applicable Preferred Series A Conversion Price, Preferred Series B Conversion Price or Preferred Series C Conversion Price in effect immediately prior to such issue, then each Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(A)      “CP2” shall mean the applicable Preferred Series A Conversion Price, Preferred Series B Conversion Price or Preferred Series C Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;

(B)      “CP1” shall mean the applicable Preferred Series A Conversion Price, Preferred Series B Conversion Price or Preferred Series C Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(C)         “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(D)         “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CPI (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CPI); and

(E)          “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(v)        Determination of Consideration. For purposes of this Section 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A)         Cash and Property: Such consideration shall:

(I)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(II)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

(III)

in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board.

(B)      Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(d)(iii) above, relating to Options and Convertible Securities, shall be determined by dividing

(I)

the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(II)

the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi)      Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to a Conversion Price pursuant to the terms of Section 4(d)(iv) above, then, upon the final such issuance, the applicable Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without additional giving effect to any adjustments as a result of any subsequent issuances within such period).

(e)       Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock without a comparable subdivision of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock or combine the outstanding shares of the Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock without a comparable combination of the Common Stock, the applicable Conversion Price in effect immediately before that subdivision or combination shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock without a comparable combination of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock or effect a subdivision of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock without a comparable subdivision of the Common Stock, the affected Conversion Price in effect immediately before the combination or subdivision shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f)           Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event each Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying each Conversion Price then in effect by a fraction:

(i)           the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii)          the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter each Conversion Price shall be adjusted pursuant to this Section 4(f)(ii) as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event, or (ii) a dividend or other distribution of shares of Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(g)       Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of capital stock of the Corporation entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section C.1 do not apply to such dividend or distribution, then and in each such event the holders of Senior Preferred Stock shall receive, simultaneously with the distribution to the holders of such capital stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Senior Preferred Stock had been converted into Common Stock on the date of such event.

(h)       Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 2(d), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series A Preferred Stock, Series B Preferred Stock and the Series C Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 4(e), (f) or (g)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Preferred Series A Conversion Price, Preferred Series B Conversion Price and Preferred Series C Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

(i)        Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of a Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each affected holder of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Preferred Stock.

(j)             Notice of Record Date. In the event:

(i)        the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(ii)       of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(iii)      of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice. Any notice required by the provisions hereof to be given to a holder of shares of Preferred Stock shall be deemed sent to such holder if deposited in the United States mail, postage prepaid, and addressed to such holder at his, her or its address appearing on the books of the Corporation.

5.             Mandatory Conversion.

(a)       Upon the earliest of (A) the closing of the sale of shares of Common Stock to the public at a price per share of at least $2.096 (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, on the Nasdaq National Market or the New York Stock Exchange resulting in at least $50,000,000 of gross proceeds, net of the underwriting discount and commissions, to the Corporation (a “Qualifying Public Offering”), (B) a reverse merger of the Corporation pursuant to which the surviving corporation’s common stock is registered under the Securities Act of 1934, as amended, or (C) receipt of the Required Preferred Stockholder Vote (the “Mandatory Conversion Date”), then (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price applicable to such series of Preferred Stock and (ii) such shares may not be reissued by the Corporation as shares of such series.

(b)       All holders of record of shares of Preferred Stock shall be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be given in advance of the occurrence of the Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the General Corporation Law, to each record holder of Preferred Stock. Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5. On the Mandatory Conversion Date, all outstanding shares of Preferred Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Section 4(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(c)           All certificates evidencing shares of Preferred Stock, which are required to be surrendered for conversion in accordance with the provisions hereof, shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock may not be reissued as shares of such Series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock accordingly.

6.            Redemption. The Series A Preferred Stock is not redeemable. Subject to the foregoing, the Series B Preferred Stock and Series C Preferred Stock are redeemable under the following provisions:

(a)           Unless prohibited by Delaware law governing distributions to stockholders, shares of Senior Preferred Stock shall be redeemed by the Corporation at a price equal to the applicable Original Issue Price per share, plus all declared but unpaid dividends thereon (the “Redemption Price”), in four (4) semi-annual installments commencing not more than sixty (60) days after receipt by the Corporation at any time on or after December 14, 2021, from any holder of outstanding shares of Senior Preferred Stock, of written notice requesting redemption of all of such holder’s shares of Senior Preferred Stock (the “Redemption Request”). The date of each such installment shall be referred to as a “Redemption Date.” On each Redemption Date, the Corporation shall redeem, that number of outstanding shares of Senior Preferred Stock determined by dividing (i) the total number of shares of Senior Preferred Stock held by the holder and outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). If on any Redemption Date, Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of Senior Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law.

(b)       The Corporation shall send written confirmation of the redemption (the “Redemption Notice”) to each applicable holder of record of Senior Preferred Stock not less than thirty (30) days prior to each Redemption Date. Each Redemption Notice shall state:

(i)        the number of shares of Senior Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(ii)       the Redemption Date and the Redemption Price; and

(iii)      for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Senior Preferred Stock to be redeemed.

(c)       On or before the applicable Redemption Date, each applicable holder of shares of Senior Preferred Stock to be redeemed on such Redemption Date, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Senior Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Senior Preferred Stock shall promptly be issued to such holder.

(d)      If the funds of the Corporation legally available for redemption of shares of Senior Preferred Stock on a redemption date are insufficient to redeem the total number of shares of Senior Preferred Stock submitted for redemption, those funds which are legally available will be used: (i) first to redeem the maximum possible number of whole shares of Series C Preferred Stock ratably among the holders of such shares and (ii) next to redeem the maximum possible number of whole shares of Series B Preferred Stock ratably among the holders of such shares. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares which the Corporation has become obliged to redeem but which it has not yet redeemed, or such portion thereof for which funds are then legally available, in each case based on the order of preferences set forth in this Section 6(d).

(e)       Any shares of Senior Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries under this Section 6 shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Senior Preferred Stock following redemption.

7.        Waiver. Any of the rights, powers or preferences of the holders of Series A Preferred Stock set forth herein may be defeased by the affirmative consent or vote of the holders of at least 50% of the shares of Series A Preferred Stock then outstanding. Any of the rights, powers or preferences of the holders of Series B Preferred Stock set forth herein may be defeased by the affirmative consent or vote of the holders of at least 50% of the shares of Series B Preferred Stock then outstanding. Any of the rights, powers or preferences of the holders of Series C Preferred Stock set forth herein may be defeased by the affirmative consent or vote of the holders of at least 50% of the shares of Series C Preferred Stock then outstanding.

FIFTH: Subject to any additional vote required by this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the holders of a majority of stock issued and outstanding and entitled to vote or the Board are expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: Subject to any additional vote required by this Certificate of Incorporation, the affirmative vote of the majority of the holders of each of (i) the Series A Preferred Stock, (ii) the Series B Preferred Stock, (iii) the Series C Preferred Stock and (iv) the Common Stock, voting separately, shall be required to change the authorized size of or vote requirements for approval by the Board.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or other agent occurring prior to, such amendment, repeal or modification.

ELEVENTH: Subject to any additional vote required by this Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

TWELFTH: The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock, or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

That said Tenth Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Corporation’s Ninth Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Tenth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 6th day of January 2017.

FEMASYS INC.

By:	/s/ Kathy Lee-Sepsick
Name:	Kathy Lee-Sepsick
Title:	President and Chief Executive Officer